Vicor Corporation Preliminary Financial Results for the Second Quarter Ended June 30, 2007

ANDOVER, MA -- 07/30/2007 -- Vicor Corporation (NASDAQ: VICR) today reported its preliminary financial results for the second quarter of 2007 ended June 30, 2007.

Revenues for the quarter decreased to $47,522,000 compared to $49,210,000 for the corresponding period a year ago. Net loss for Q2 was $519,000, or $.01 per diluted share, compared to net income of $2,874,000, or $.07 per diluted share, in Q2 2006.

For the six months ended June 30, 2007 revenues decreased to $94,503,000 from $97,082,000 for the same period of 2006. The Company reported net income for the period of $1,883,000, or $.05 per diluted share, compared to net income of $5,950,000 or $.14 per diluted share in 2006.

Gross margin decreased to 41.8% in Q2 2007 from 42.9% in Q2 2006 and decreased on a sequential basis from 43.1% in Q1 2007 due, in part, to a write off of certain manufacturing equipment and product mix. The book-to-bill ratio for Q2 2007 was 1.08:1 as compared to 1.00:1 in Q1 2007. Backlog at the end of Q2 2007 was $40.4 million as compared to $36.4 million at the end of 2006.

During the second quarter, the Company settled its reset patent litigation action against the remaining defendants for $1,593,000, net of settlement expenses. This gain is reported in Loss (gain) from litigation-related settlement, net. The reset patent expired in 2002.

The Company's financial results are considered preliminary and subject to change based upon the final accounting of investments made by the Company in a related party, and the accounting for a potential loss related to the Concurrent Computer Corporation ("Concurrent") litigation discussed below. During Q2 2007, the Company made an additional investment of $1 million in the related party and agreed to a further investment of $1 million if certain conditions are met. The additional investment will require the Company to account for this investment under the equity method of accounting and to retroactively restate its previously issued consolidated financial statements to reflect the equity method of accounting in prior periods. The preliminary financial results presented herein include an additional charge to Other income (expense), net of $840,000 during Q2 2007 to reflect the Company's preliminary estimate of the decline in value related to its additional $1 million investment. The Company is waiting for certain financial information from the related party in order to properly record its investment under the equity method of accounting and the Company is performing additional valuation analyses to determine if any further adjustment in its investment is required due to other than temporary declines in value.

During the second quarter, the Company accrued $2.35 million for a potential loss related to its ongoing litigation with Concurrent, which is reported in Loss (gain) from litigation-related settlement, net. The Company is currently in mediation with Concurrent and is seeking potential recovery from its insurance carriers for any loss sustained from this litigation. As a result of the uncertainties surrounding this matter, the $2.35 million estimated loss recorded by the Company is considered preliminary and may change prior to the Company filing its Form 10-Q for the quarter ended June 30, 2007 with the Securities and Exchange Commission.

Commenting on the second quarter, Vicor's CEO Patrizio Vinciarelli noted: "Brick bookings improved approximately 6% sequentially while V-I Chip bookings grew over 100%. We also achieved record V-I Chip shipments with essentially 100% on time delivery and manufacturing yields."

Vinciarelli went on to say: "V-I Chip is accelerating its pace of new design wins with early adopters and gaining broader acceptance within its target markets. Bookings have been ahead of plan and we are expanding capacity with incremental investments in equipment."

Depreciation and amortization in Q2 2007 was approximately $2.9 million and capital additions were $1.0 million. For the first six months of 2007 depreciation and amortization was $6.0 million and capital additions were $3.1 million. This compares to $7.3 million and $3.0 million, respectively, for the first six months of 2006. Cash and short-term investments increased by $6.0 million to approximately $82.7 million at the end of Q2 2007 from $76.7 million at the end of the first quarter of 2007. There were no share repurchases during Q2 2007 and at the end of the quarter there was approximately $8.5 million remaining in the authorized stock buy-back plan.

In 2007, the tax provision is based on the estimated effective tax rate for 2007, which includes estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, estimated income taxes due in various state and international taxing jurisdictions and increases in accrued interest for potential liabilities. The expense was partially offset by a discrete item representing refunds of interest received and recorded as a benefit during the first quarter of 2007 as final settlement related to the audit of the Company's federal tax returns for tax years 1994 though 2002 by the Internal Revenue Service.

On July 25, 2007, Vicor's Board of Directors approved a cash dividend of $.15 per share payable on August 30, 2007 to shareholders of record at the close of business on August 14, 2007. The Board of Directors anticipates reviewing its dividend policy on a semi-annual basis. Dividends are declared at the discretion of the Board and depend on actual cash from operations, the Company's financial condition, capital requirements and any other factors the Company's Board of Directors may consider relevant.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Monday, July 30, 2007 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call, should call 888-481-7939 at approximately 4:50 p.m. and use the Passcode 77810207. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through August 14, 2007. The replay dial-in number is 888-286-8010 and the Passcode is 73411523. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. Forward-looking statements also include statements regarding V-I Chip bookings, shipments, the pace of new design wins with early adopters and gaining broader acceptance within its target markets and our plans to expand capacity with incremental investments in equipment. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to continue to make progress with key customers and prospects, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, to hire key personnel and to continue to build our three business units, and to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, factors impacting the company's various end markets, the impact of write-downs in the value of assets, the effects of equity accounting with respect to certain affiliates, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS - PRELIMINARY
(Thousands except for per share amounts)

                                   QUARTER ENDED        SIX MONTHS ENDED
                                    (Unaudited)            (Unaudited)

                                --------------------  ---------------------
                                JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                  2007       2006       2007       2006
                                ---------  ---------  ---------- ----------

Net revenues                    $  47,522  $  49,210  $   94,503 $   97,082
Cost of revenues                   27,650     28,101      54,404     54,871
                                ---------  ---------  ---------- ----------
  Gross margin                     19,872     21,109      40,099     42,211

Operating expenses:
  Sales & administration           12,164     11,657      24,177     22,571
  Research & development            7,589      8,028      14,989     15,570
  Loss (gain) from
   litigation-related
   settlement, net                    757          0         757          0
                                ---------  ---------  ---------- ----------
    Total operating expenses       20,510     19,685      39,923     38,141

Income (loss) from operations        (638)     1,424         176      4,070
                                ---------  ---------  ---------- ----------

Other income (expense), net           131      1,409       1,708      2,469
                                ---------  ---------  ---------- ----------

Income (loss) before income
 taxes                               (507)     2,833       1,884      6,539

Provision (benefit) for income
 taxes                                 12        (41)          1        589
                                ---------  ---------  ---------- ----------

Net income (loss)               ($    519) $   2,874  $    1,883 $    5,950
                                =========  =========  ========== ==========

Net income (loss) per share:
  Basic                         ($   0.01) $    0.07  $     0.05 $     0.14
  Diluted                       ($   0.01) $    0.07  $     0.05 $     0.14

Shares outstanding:
  Basic                            41,576     42,144      41,570     42,046
  Diluted                          41,576     42,482      41,628     42,433

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET - PRELIMINARY
(Thousands)

                                                JUNE 30,        DEC 31,
                                                  2007           2006
                                               (Unaudited)    (Unaudited)
                                              =============  =============
Assets

Current  assets:
  Cash and cash equivalents                   $      30,574  $      36,185
  Short-term investments                             52,100         82,401
  Accounts receivable, net                           27,668         30,399
  Insurance receivable for litigation                     0         12,800
  Inventories, net                                   23,583         22,001
  Deferred tax assets                                 3,648          3,702
  Other current assets                                2,852          2,181
                                              -------------  -------------
    Total current assets                            140,425        189,669

Property and equipment, net                          48,865         51,573
Other assets                                          6,719          6,865
                                              -------------  -------------

                                              $     196,009  $     248,107
                                              =============  =============

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                            $       7,037  $       7,273
  Accrued compensation and benefits                   5,583          5,192
  Other accrued liabilities                           5,863          6,314
  Accrual for litigation settlement                   2,350         50,000
                                              -------------  -------------
    Total current liabilities                        20,833         68,779

Deferred income taxes                                 4,315          4,389
Minority interests                                    3,529          3,593

Stockholders' equity:
  Capital stock                                     159,024        158,594
  Retained earnings                                 130,135        134,579
  Treasury stock                                   (121,827)      (121,827)
                                              -------------  -------------
    Total stockholders' equity                      167,332        171,346
                                              -------------  -------------

                                              $     196,009  $     248,107
                                              =============  =============

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439